Exhibit 23.4

Independent Auditors’ Consent

The Members

Hawk Energy Fund I, LLC:

We consent to the incorporation by reference in the registration statements (No. 333-146992, No. 333-124890, and No. 333-114686) on Form S-8 of Westside Energy Corporation of our report dated April 16, 2008, with respect to the balance sheets of Hawk Energy Fund I, LLC as of December 31, 2007 and 2006, and the related statements of operations, members’ equity, and cash flows for each of the years then ended, which report appears in the definitive proxy statement of Westside Energy Corporation dated May 28, 2008.

/s/ KPMG LLP

Oklahoma City, Oklahoma

May 27, 2008